SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2008

NEW GENERATION HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-24623	13-4056896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue
New York, NY 10167
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (212) 792-4030

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities

On August 1, 2008, upon the effectiveness of a 1-for-10 reverse stock split of the Registrant’s Common Stock, Mr. Jacques Mot, the Registrant’s President and Chief Executive Officer, automatically acquired 91,081,000 shares of post-reverse split Common Stock of the Registrant upon the conversion of 91,081 shares of the Registrant’s Series B Preferred Stock. Additional information is provided under Item 8.01 of this Form 8-K which is incorporated herein by reference in its entirety.

Item 8.01    Other Events

On August 1, 2008, a 1-for-10 reverse stock split of the Registrant’s Common Stock became effective and Mr. Jacques Mot, the Registrant’s President and Chief Executive Officer, automatically acquired Common Stock of the Registrant that gave Mr. Mot ownership of approximately 95% of the outstanding shares of post-reverse split Common Stock of the Registrant. The following provides additional detail.

As previously disclosed, on July 7, 2008 at the Annual Meeting of Stockholders of the Registrant, the stockholders approved a 1-for-10 reverse stock split of the Registrant’s Common Stock (the “Reverse Split”). The Reverse Split became effective on August 1, 2008.

In connection with the Reverse Split, a new trading symbol was assigned to shares of the Registrant’s post-reverse split Common Stock, that new symbol being “NGHO”.

As previously disclosed, on July 7, 2008 at the Annual Meeting of Stockholders of the Registrant, the stockholders ratified a Debt Exchange Agreement entered into with Mr. Jacques Mot, the Registrant’s President and Chief Executive Officer, pursuant to which the amount of $207,429 by which the Registrant was indebted to Mr. Mot, which amount represented all outstanding cash advances made to the Registrant by Mr. Mot through December 31, 2007, was exchanged by Mr. Mot for 91,081 newly issued shares of the Registrant’s Series B Preferred Stock. Pursuant to the terms of the Series B Preferred Stock, upon the effectiveness of the Reverse Split on August 1, 2008, each share of Series B Preferred Stock held by Mr. Mot automatically converted into 1,000 shares of the Registrant’s post-reverse split Common Stock (the “Automatic Conversion”).

After giving effect to the Reverse Split and the Automatic Conversion and including shares of Common Stock owned by Mr. Mot prior thereto, Mr. Mot currently owns 94,958,208, or approximately 95%, of the currently outstanding shares of Common Stock of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW GENERATION HOLDINGS, INC.

Dated: August 5, 2008	By:	/s/ Jacques Mot
Jacques Mot
President and CEO